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                                                                  EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made and entered into as of the 16th day of March, 1998, by and between NEOPHARM, INC., a Delaware corporation (the "Company") and JAMES
M. HUSSEY ("Executive").

                                   WITNESSETH:

      WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Employment. Throughout the Term (as defined in Section 2 below), the Company shall employ Executive as provided herein, and Executive hereby accepts such employment. In accepting such employment, Executive states that, to the best of his knowledge, he is not now, and by accepting such employment, will not be, under any restrictions in the performance of the duties contemplated under this Agreement as a result of the provisions of any prior employment agreement or non-compete or similar agreement to which Executive is or was a party.

2. Term of Employment. The term of Executive's employment by the Company hereunder shall commence on March 16, 1998 (the "Effective Date") and shall continue thereafter unless sooner terminated as a result of Executive's death or in accordance with the provisions of Section 7 below (the "Term").

3. Duties. Throughout the Term, and except as otherwise expressly provided herein, Executive shall be employed by the Company as the President and Chief Executive Officer ("CEO") of the Company. In such capacity, Executive shall devote his full time to the performance of his duties as President and CEO of the Company in accordance with the Company's By-laws, this Agreement and the directions of the Company's Board of Directors. In addition, the Company shall promptly appoint Executive to the Board and thereafter nominate Executive as a nominee for election to the Board and solicit proxies for his election for so long as this Agreement is in effect. Without limiting the generality of the foregoing, throughout the Term Executive shall faithfully perform his duties as President and CEO at all times so as to promote the best interests of the Company.

4.    Compensation.

         (a) Salary. For any and all services performed by Executive under this Agreement during the Term, in whatever capacity, the Company shall pay to Executive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) per year (the "Salary") less any and all applicable federal, state and local payroll and withholding taxes. The Salary shall be paid in the same increments as the Company's normal payroll, but no less frequent than monthly and prorated, however, for any period of less than a full month. The Salary will be reviewed annually by the Compensation Committee of the Board and a determination shall be made at that time as to the appropriateness of an increase, if any, thereto.

            (b) Bonus. In addition to the Salary, Executive shall be eligible to receive from the Company an incentive compensation bonus (the "Bonus") based on a percentage of his Salary. The Bonus, if any, shall be determined based on the achievement by the Company of certain specific strategic plans and goals


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                  (the "Performance Goals") during the preceding calendar year
                  (the "Measurement Period") as shall be determined by the Board in consultation with the Executive. The initial Performance Goals will be established by the Board within ninety (90) days of Executive's employment hereunder. Thereafter, the Performance Goals for each Measurement Period shall be established as promptly as possible in each such Measurement Period, with the expectation that the Performance Goals be in place each year prior to distribution of the Company's annual proxy materials. Following each Measurement Period, the Compensation Committee of the Board shall review the Performance Goals for the prior Measurement Period in light of the Company's actual performance during such Measurement Period as reflected on the Company's audited financial statements. Achievement of various levels of the Performance Goals shall result in the following payments as a percentage of Salary:

                                                BONUS AS PERCENT
         LEVEL OF ACHIEVEMENT                       OF SALARY
         Below Threshold                                  0%
         Threshold Goal                               20-50%
         TargetGoal                                      50%
         Stretch Goal                                 50-80%

                           Payment of each year's Bonus, if any, shall be made
                  within thirty (30) days after the Company's performance for the Measurement Period is established on the basis of the Company's audited financial statements. In addition, and at its sole discretion, the Board may award additional compensation to Executive based on Executive's contributions to the Company.

5. Benefits and Other Rights. In consideration for Executive's performance under this Agreement, the Company shall provide to Executive the following benefits:

         (a) The Company will provide Executive with cash advances for or reimbursement of all reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder; provided, Executive adheres to any and all reasonable policies established by Company from time to time with respect to such reimbursements or advances, including, but not limited to, a requirement that Executive submit supporting evidence of any such expenses to the Company.

         (b) The Company will provide Executive with a monthly car allowance in the amount of Seven Hundred and Fifty Dollars ($750.00) subject to standard payroll withholding for taxes.

         (c) The Company will provide Executive and his family with group medical coverage under the terms of the Company's health insurance plan, but subject to completion of normal waiting periods. During any such waiting period, or in the event that at the date of this Agreement the Company's group medical coverage is not yet in effect, then, in either case, Company will pay, or reimburse Executive for, the cost of COBRA coverage for Executive and his family under his prior health plan.

         (d) During the Term the Executive shall be entitled to three (3) weeks paid vacation, it being understood and agreed that unused vacation shall not be carried over from one year to the next.

         (e) As a one time benefit, the Company will reimburse, or pay directly on Executive's behalf, the expenses, including, but not limited to, realtor fees, associated with moving Executive's family and household possessions


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                  from Naperville, Illinois to the northern suburbs of the
                  Chicago metropolitan area ("Moving Expenses"); provided, in each case, that Executive shall provide such documentation of all Moving Expenses as the Company shall reasonably request.

6. OPTIONS.

         (a) The Company shall grant to Executive options pursuant to the Company's 1995 Stock Plan (the "Option Plan"), as amended, to purchase 400,000 shares of the Company's common stock at an option exercise price of $4.75 per share of common stock (the "Options") which was the fair market value (as determined under the Option Plan) of the Company's common stock as of January 12, 1998, which was the date of Executive's acceptance of employment with the Company and which date shall be the date of grant of the Options for purposes of the Option Plan (the "Date of Grant"). The Options shall vest in equal installments of 100,000 Options per year on each of the first four anniversaries of the Date of Grant. The Options shall not be exercisable subsequent to the date ten (10) years after the Date of Grant. In all other respects the Options shall be governed by the terms and conditions of the Option Plan.

         (b) In the event the Company shall elect to obtain additional capital investment in the future, after the completion of any such capital investment program by the Company, the Board will evaluate the awarding of additional stock options to Executive based on the success of such fundraising endeavors and Executive's contributions to that success.

7.       TERMINATION OF THE TERM.

         (a) The Company shall have the right to terminate the Term, effective upon delivery of written notice of termination to Executive setting forth the basis of such termination, under the following circumstances:

                  (i)      Executive shall die; or

                  (ii) With or without cause, effective ninety (90) days after delivery of written notice to Executive by the Company or, in lieu of said ninety (90) day notice, upon payment to Executive of three months compensation based on his then current Salary.

         (b) This Agreement may be terminated by the Executive at any time upon ninety (90) days prior written notice to the Company.

8. Effect of Expiration or Termination of the Term. Promptly following the termination of the Term, and except as provided in Section 7 or as otherwise expressly agreed by the Company, Executive shall

         (a) provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such transition period shall not exceed thirty (30) days after termination nor require more than forty (40) hours of Executive's time per week. In the event that the Company shall request Executive to provide transitional assistance after the effective date of termination, Executive shall be paid at any hourly rate based on an 8 hour work day, a 2,080 hour work year and his then current Salary, based upon time sheets submitted by Executive specifying the services performed and the amount of time expended;

         (b) deliver to the Company possession of any and all property owned or leased


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                  by the Company which may then be in Executive's possession or under his control, including without limitation any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever. If, following the expiration or termination of the Term, Executive shall receive any mail addressed to the Company, then Executive shall immediately deliver such mail, unopened and in its original envelope or package, to the Company; and

         (c) Other than as provided in Section 7, upon a termination of employment all other benefits and/or entitlements to participate in programs or benefits, if any, will cease as of the effective date medical insurance coverage at his own expense as provided by applicable law or written Company policy.


9. CONFIDENTIALITY. The Executive acknowledges that during the period of his employment by the Company, and in his performance of services hereunder, he will be placed in a relationship of trust and confidence regarding the Company and its affairs. In the course of and due to that relationship he will have contact with the Company's customers, suppliers, affiliates, and distributors and their personnel. In the course of the aforesaid relationship, he will have access to and will acquire confidential information relating to the business and operations of the Company, including, without limitation, information relating to processes, plans and methods of operation of the Company. The Executive acknowledges that any such information that is not a trade secret, nonetheless constitutes confidential information as between himself and the Company, that the disclosure thereof (or of any information which he knows relates to confidential, trade, or other secret aspects of the Company's business) would cause substantial loss to the goodwill of the Company, and will continue to be made known to Executive only because of the position of trust and confidence which he will continue to occupy hereunder. In view of the foregoing, and in consideration of the covenants and premises of this Agreement, the Executive agrees that he will not, at any time during the term of his employment, and for a period of twelve months thereafter, disclose to any person, firm or Company any trade secrets or confidential information or such ideas which he may have acquired or developed or may acquire or develop relating to the Business of the Company while serving the Company as an Executive.

10.      REMEDIES.

         (a) The covenants of Executive set forth in Section 9 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement. The aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 10 are cumulative to each other and to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended.

         (b) The covenants contained in Section 9 above shall be construed as agreements which are independent of any other provision of this Agreement, and the existence of any claim or cause of action by any party hereto against any other party hereto, of whatever nature, shall not constitute a defense to the enforcement of such covenants. If any of such covenants shall be deemed unenforceable by virtue of its scope in terms of geographical area, length


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                  of time or otherwise, but may be made enforceable by the
                  imposition of limitations thereon, Executive agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of such covenants to the extent necessary to make such covenants enforceable.

11. ENFORCEMENT COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorney's fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

12. NOTICES. Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be

                  (a)      personally delivered, or

                  (b) sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery Company, in each case addressed to the intended recipient at the address set forth below.

                  (c)      For notices sent to the Company:

                                    NeoPharm, Inc.
                                    100 Corporate North
                                    Bannockburn, Illinois 60015

                                    Telephone No.: (847) 295-8678
                                    Facsimile No.: (847) 295-8654

                           With a copy to:

                                    Burke, Warren, Mackay & Serritella, P.C.
                                    330 N. Wabash, Suite 2200
                                    Chicago, Illinois 60611
                                    Attn: Christopher R. Manning

                  (d)      For notices sent to Executive:

                                    James M. Hussey
                                    4111 Kingshill Circle
                                    Naperville, Illinois 60564

         Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein. Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date that it bears.

13. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties

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         hereto with respect to the subject matter hereof, and all prior negotiations, agreements and understandings are merged herein. This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.

14. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall not affect the enforceability of any other provision hereof, and except as otherwise provided in Section 11 above, any such invalid or unenforceable provision shall be severed from this Agreement.

15. WAIVER. Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver or such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

16. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of laws provisions. Each party hereto hereby (a) agrees that any litigation which may be initiated with respect to this Agreement or to enforce rights granted hereunder shall be initiated in a court located in Cook County, Illinois and (b) consents to personal jurisdiction of such courts for such purpose.

17. BENEFIT AND ASSIGNABILITY. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer, delegation or assignment.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the day and year first above written.

                                                 NEOPHARM, INC.

                                                 By:
                                                 Its:

                                                 EXECUTIVE:

                                                 JAMES M. HUSSEY


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